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PRICE WATERHOUSE LLP                                              [LOGO]

December 17, 1997

To the Shareholders and Trustees of
The JPM Institutional Federal Money Market Fund
The JPM Institutional Treasury Money Market Fund and
The JPM Institutional Service Treasury Money Market Fund


In planning and performing our audits of the financial statements of The JPM Institutional Federal Money Market Fund for the year ended October 31, 1997, The JPM Institutional Treasury Money Market Fund for the period July 8, 1997 (commencement of operations) to October 31, 1997, and The JPM Institutional Service Treasury Money Market Fund (the "Funds") for the period July 7, 1997 (commencement of operations) to October 31, 1997, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control activities. Generally, control activities that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those control activities include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1997.

This report is intended solely for the information and use of management and the Trustees of the Funds and the Securities and Exchange Commission.


/s/ Price Waterhouse LLP
Price Waterhouse LLP